Filed Pursuant to Rule 433

Registration Nos. 333-249132, 333-249132-01 and 333-249134-03

July 21, 2021

BROOKFIELD FINANCE I (UK) PLC

BROOKFIELD FINANCE INC.

US$600,000,000 2.340% NOTES DUE 2032

US$250,000,000 3.500% NOTES DUE 2051

PRICING TERM SHEET

July 21, 2021

Issuers:	Brookfield Finance I (UK) plc (in the case of the 2032 Notes) Brookfield Finance Inc. (in the case of the 2051 Notes)
Guarantor:	Brookfield Asset Management Inc.
Guarantee:	The Notes (as defined below) will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Asset Management Inc.
Trade Date:	July 21, 2021
Expected Settlement Date:

July 26, 2021 (T+3)

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to two business days before delivery should consult their own advisors.

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

US$600,000,000 2.340% Notes due 2032

Security:	2.340% Senior Unsecured Notes of Brookfield Finance I (UK) plc due January 30, 2032 (the “2032 Notes”)
Expected Ratings*:	A- (stable) (S&P Global Ratings) A- (stable) (Fitch Ratings, Inc.) A (low) (stable) (DBRS Limited) Baa1 (stable) (Moody’s Investors Service, Inc.)

Ranking:	Senior Unsecured

Size:	US$600,000,000
Maturity Date:	January 30, 2032
Coupon:	2.340%
Interest Payment Dates:	January 30 and July 30, commencing January 30, 2022
Price to Public:	100.000%

Benchmark Treasury:	UST 1.625% due May 15, 2031
Benchmark Treasury Price & Yield:	103-02+; 1.290%
Spread to Benchmark Treasury:	+ 105 basis points
Yield:	2.340%
Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets
Redemption Provisions:
Make-Whole Call:	Prior to October 30, 2031 (three months prior to maturity), treasury rate plus 20 basis points
Par Call:	At any time on or after October 30, 2031 (three months prior to maturity), at 100% of the principal amount of the notes to be redeemed
Use of Proceeds:	An amount equal to the net proceeds from the sale of the 2032 Notes will be allocated to the financing and/or refinancing of recently completed and future energy efficient green buildings and renewable energy projects or purchases, including the development and redevelopment of such buildings and projects. Pending such allocation, the net proceeds from the sale of the 2032 Notes will be temporarily used for general corporate purposes.

CUSIP/ISIN:	11272B AA1 / US11272BAA17

Listing:	Brookfield Finance I (UK) plc intends to apply to list the 2032 Notes on the New York Stock Exchange

US$250,000,000 3.500% Notes due 2051

Security:	3.500% Senior Unsecured Notes of Brookfield Finance Inc. due March 30, 2051 (the “2051 Notes” and, together with the 2032 Notes, the “Notes”)
Expected Ratings*:	A- (stable) (S&P Global Ratings) A- (stable) (Fitch Ratings, Inc.) A (low) (stable) (DBRS Limited) Baa1 (stable) (Moody’s Investors Service, Inc.)

Ranking:	Senior Unsecured

Size:

US$250,000,000

The 2051 Notes will be in addition to and form part of the same series of notes as the US$500,000,000 aggregate principal amount of Brookfield Finance Inc.’s 3.500% notes due 2051, which were originally issued on September 28, 2020. After giving effect to this offering, there will be a total of US$750,000,000 aggregate principal amount of notes of this series issued and outstanding.

Maturity Date:	March 30, 2051
Coupon:	3.500% (interest on the 2051 Notes will accrue from March 30, 2021)
Interest Payment Dates:	March 30 and September 30, commencing September 30, 2021
Price to Public:	104.590% of principal amount plus accrued interest of US$2,819,444.44 from March 30, 2021
Benchmark Treasury:	UST 1.875% due February 15, 2051
Benchmark Treasury Price & Yield:	98-06+; 1.955%
Spread to Benchmark Treasury:	+ 130 basis points
Yield:	3.255%
Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:
Make-Whole Call:	Prior to September 30, 2050 (six months prior to maturity), treasury rate plus 35 basis points
Par Call:	At any time on or after September 30, 2050 (six months prior to maturity), at 100% of the principal amount of the notes to be redeemed
Use of Proceeds:	General corporate purposes
CUSIP/ISIN:	11271L AF9 / US11271LAF94

Joint Bookrunners:	Active: Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Passive: SMBC Nikko Securities America Inc. Wells Fargo Securities, LLC

Co-Managers:

Banco Bradesco BBI S.A.

BNP Paribas Securities Corp.

Itau BBA USA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuers and the Guarantor have filed a joint registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuers and the Guarantor have filed with the SEC for more complete information about the Issuers, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. (toll free) at 1-800-503-4611 or by emailing prospectus.CPDG@db.com or by calling HSBC Securities (USA) Inc. (toll free), at 1-866-811-8049 or by emailing tmg.americas@us.hsbc.com.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) (an "EEA Retail Investor") or in the United Kingdom (the “UK”) (a "UK Retail Investor"). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). For these purposes, a UK Retail Investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA"); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the "FSMA") and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the "UK Prospectus Regulation"). Consequently no key information document required by (i) Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors or (ii) required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to UK Retail Investors has been prepared, and therefore offering or selling the Notes or otherwise making them available to any EEA Retail Investor or UK Retail Investor may be unlawful under the EU PRIIPs Regulation or UK PRIIPs Regulation respectively. This term sheet has been prepared on the basis that any offer of Notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the EU Prospectus Regulation or the UK Prospectus Regulation respectively from the requirement to publish a prospectus for offers of securities.

In the UK, the short form base shelf prospectus, the preliminary prospectus supplement and this document are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the ‘‘Financial Promotion Order’’), (ii) are persons falling within Article 49(2)(a) to (d) (‘‘high net worth companies, unincorporated associations, etc.’’) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as ‘‘relevant persons’’). The short form base shelf prospectus, the preliminary prospectus supplement and this document are directed only at relevant persons and must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which the short form base shelf prospectus, preliminary prospectus supplement and this document relates is available only to relevant persons and will be engaged in only with relevant persons.